CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Chesapeake Investment Trust and to the use of our report dated December 28, 2015 on the financial statements and financial highlights of The Chesapeake Growth Fund (formerly The Chesapeake Core Growth Fund), a series of shares of beneficial interest of The Chesapeake Investment Trust (formerly Gardner Lewis Investment Trust). Such financial statements and financial highlights appear in the October 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 29, 2016